For Immediate Release

Date: July 21, 2016

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Second Quarter Results – Year Over Year Earnings Growth of 84%

BELMONT, MA, July 21, 2016 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $2.95 million or $0.33 per diluted share for the quarter ended June 30, 2016 compared to net income of $1.60 million or $0.18 per diluted share for the quarter ended June 30, 2015 or an increase in net income of 84.2%. This is the Bank’s 12th consecutive quarter of earnings growth. For the six months ended June 30, 2016, the Company reported net income of $5.49 million, or $0.61 per diluted share, as compared to net income of $2.98 million, or $0.34 per diluted share, for the six months ended June 30, 2015 or an increase in net income of 84.4%.

Robert M. Mahoney, President and Chief Executive Officer, said, "Asset growth and good expense control more than offset continued margin pressure. We have had 12 consecutive quarters of earnings growth and we are working hard to continue that trend. Credit quality remains good.”

Net Income
$3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
in Millions
2013 Q2
2013 Q3
2013 Q4
2014 Q1
2014 Q2
2014 Q3
2014 Q4
2015 Q1
2015 Q2
2015 Q3
2015 Q4
2016 Q1
2016 Q2

Total Assets
$2.5
2.0
1.5
1.0
0.5
0.0
in Billions
2011 Q4
2012 Q4
2013 Q4
2014 Q4
2015 Q4
2016 Q1
2016 Q2

Non Performing Assets/Total Assets
0.80%
0.60%
0.40%
0.20%
0.00%
2011 Q4
2012 Q4
2013 Q4
2014 Q4
2015 Q4
2016 Q1
2016 Q2

Efficiency Ratio[1]
90%
85%
80%
75%
70%
65%
60%
55%
50%
2011 YTD
2012 YTD
2013 YTD
2014 YTD
2015 YTD
2016 Q1
2016 Q2

[1]Non-interest expense divided by net interest income and non-interest income.

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended June 30, 2016 was $11.71 million as compared to $9.03 million for the quarter ended June 30, 2015 or a 29.7% increase. The provision for loan losses for the quarter ended June 30, 2016 was $741,000 as compared to $365,000 for the quarter ended June 30, 2015 or a 103.0% increase. This resulted in an increase of $2.30 million or 26.6% in net interest and dividend income after provision for loan losses for the quarter ended June 30, 2016 as compared to the quarter ended June 30, 2015. Net interest and dividend income before provision for loan losses for the six months ended June 30, 2016 was $22.99 million as compared to $17.79 million for the six months ended June 30, 2015 or a 29.3% increase. The provision for loan losses for the six months ended June 30, 2016 was $1.34 million as compared to $704,000 for the six months ended June 30, 2015 or a 90.3% increase. This resulted in an increase of $4.57 million or 26.7% in net interest and dividend income after provision for loan losses for the six months ended June 30, 2016 as compared to the six months ended June 30, 2015.

NONINTEREST INCOME

Noninterest income for the quarter ended June 30, 2016 was $705,000 as compared to $948,000 for the quarter ended June 30, 2015 or a decrease of 25.6%. Noninterest income for the six months ended June 30, 2016 was $1.37 million as compared to $1.70 million for the six months ended June 30, 2015 or a decrease of 19.8%. These decreases were primarily driven by a decrease in net gains on sales of loans, a decline in auto loan servicing and other auto related fee income. Partially offsetting these decreases was an increase in income from bank owned life insurance due to $5.00 million of additional policies purchased at the end of the second quarter of 2015 as well as $5.00 million purchased during the second quarter of 2016.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended June 30, 2016 was $6.98 million as compared to $6.99 million for the quarter ended June 30, 2015 or a decrease of 0.1%. Our efficiency ratio improved to 56.3% during the quarter ended June 30, 2016 from 70.1% during the quarter ended June 30, 2015 as we continue to grow the balance sheet and manage costs. Noninterest expense for the six months ended June 30, 2016 was $14.24 million as compared to $13.92 million for the six months ended June 30, 2015 or an increase of 2.3%. Our efficiency ratio improved to 58.5% during the six months ended June 30, 2016 from 71.4% during the six months ended June 30, 2015. Effectively managing headcount has contributed to our improvement to our efficiency ratio. Since going public in the fourth quarter of 2011, we’ve grown total assets from $669 million to $1.98 billion, or an increase of 196%, while only increasing full time equivalent employee headcount by 19 or 19.8% from 96 to 115.

BALANCE SHEET

At June 30, 2016, total assets were $1.98 billion, an increase of $166.18 million or 9.2% from $1.81 billion at December 31, 2015. The Company experienced net loan growth of $154.34 million or 10.1% from December 31, 2015. Residential 1-4 family real estate loans, commercial real estate loans, home equity lines of credit and commercial loans increased by $124.18 million, $34.94 million, $10.32 million and $7.06 million, respectively. Partially offsetting these increases was a decrease in indirect auto loans of $23.31 million, driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits and federal home loan bank advances.

At June 30, 2016, deposits totaled $1.38 billion, an increase of $115.11 million or 9.1% from $1.27 billion at December 31, 2015. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $63.93 million from $1.01 billion at December 31, 2015 to $1.08 billion at June 30, 2016. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Deposit growth momentum continued in the second quarter. This strong performance was driven by the success of our ongoing targeted focus on key business segments such as municipalities and the legal profession. In addition, the effective cross selling of our expanding commercial real estate customer base continued to contribute to these results.”

Total stockholders’ equity increased by $6.84 million from $146.20 million as of December 31, 2015 to $153.04 million as of June 30, 2016. This increase is primarily the result of earnings of $5.49 million and a $1.10 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of June 30, 2016 was $12.54 million and 0.74%, respectively, as compared to $11.24 million and 0.73%, respectively, as of December 31, 2015.  For the six months ended June 30, 2016, the Company recorded net charge offs of $37,000, as compared to net charge offs of $47,000 for the six months ending June 30, 2015. Total non-performing assets were $1.20 million, or 0.06% of total assets, as of June 30, 2016, as compared to $3.64 million or 0.20% of total assets as of December 31, 2015.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT.” For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and due from banks	$1,603	$1,871
Interest-bearing deposits in other banks	52,240	49,390
Cash and cash equivalents	53,843	51,261
Interest-bearing time deposits with other banks	134	131
Investments in available-for-sale securities	22,122	21,876
Investments in held-to-maturity securities (fair value of $139,496 as of
June 30, 2016 and $136,728 as of December 31, 2015)	137,341	137,119
Federal Home Loan Bank stock, at cost	21,824	18,309
Loans held for sale	-	1,245
Loans, net of allowance for loan losses of $12,543 as of
June 30, 2016 and $11,240 as of December 31, 2015	1,689,295	1,534,957
Premises and equipment, net	2,561	2,657
Accrued interest receivable	4,351	3,781
Deferred tax asset, net	7,336	6,726
Income taxes receivable	692	-
Bank-owned life insurance	35,261	29,787
Other assets	4,337	5,067
Total assets	$1,979,097	$1,812,916

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$185,149	$192,476
Interest-bearing	1,199,476	1,077,043
Total deposits	1,384,625	1,269,519
Federal Home Loan Bank advances	423,250	374,000
Securities sold under agreements to repurchase	1,771	3,695
Other borrowed funds	-	1,020
Accrued interest payable	1,016	993
Deferred compensation liability	6,901	6,434
Income taxes payable	-	184
Other liabilities	8,496	10,868
Total liabilities	1,826,059	1,666,713
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,100,815 and 9,086,639
shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	91	91
Additional paid-in capital	90,745	89,648
Retained earnings	66,008	60,517
Accumulated other comprehensive income (loss)	54	(116)
Unearned compensation - ESOP	(3,860)	(3,937)
Total stockholders' equity	153,038	146,203
Total liabilities and stockholders' equity	$1,979,097	$1,812,916

Asset Quality Data:
Total non-performing assets	$1,196	$3,639
Total non-performing loans	$1,146	$3,631
Non-performing loans to total loans	0.07%	0.24%
Non-performing assets to total assets	0.06%	0.20%
Allowance for loan losses to non-performing loans	1094.50%	309.56%
Allowance for loan losses to total loans	0.74%	0.73%

Share Data:
Outstanding common shares	9,100,815	9,086,639
Book value per share	$16.82	$16.09

Consolidated Capital Ratios:
Common Equity Tier 1 Risk-Based Capital Ratio	10.98%	11.34%
Tier 1 Risk-Based Capital Ratio	10.98%	11.34%
Total Risk-Based Capital Ratio	11.88%	12.22%
Leverage Ratio	7.96%	8.37%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$14,138	$10,679	$27,550	$20,911
Interest on taxable debt securities	801	738	1,629	1,479
Dividends	186	64	341	122
Other interest income	39	22	84	44
Total interest and dividend income	15,164	11,503	29,604	22,556
Interest expense:
Interest on deposits	2,348	1,941	4,472	3,696
Interest on Federal Home Loan Bank advances	1,108	527	2,135	1,058
Interest on securities sold under agreements to repurchase	1	1	2	1
Interest on other borrowed funds	-	7	5	14
Total interest expense	3,457	2,476	6,614	4,769
Net interest and dividend income	11,707	9,027	22,990	17,787
Provision for loan losses	741	365	1,340	704
Net interest and dividend income after provision
for loan losses	10,966	8,662	21,650	17,083
Noninterest income:
Customer service fees	224	204	450	415
Income from bank-owned life insurance	237	202	470	389
Net gain on sales of loans	106	293	167	332
Loan servicing fee income	92	143	205	304
Other income	46	106	75	264
Total noninterest income	705	948	1,367	1,704
Noninterest expense:
Salaries and employee benefits	4,359	4,377	8,959	8,721
Director compensation	247	215	481	492
Occupancy expense	240	264	492	557
Equipment expense	109	140	214	284
Deposit insurance	287	232	567	450
Data processing	879	772	1,761	1,527
Professional fees	187	177	422	389
Marketing	208	266	429	519
Other expense	468	545	915	985
Total noninterest expense	6,984	6,988	14,240	13,924
Income before income tax expense	4,687	2,622	8,777	4,863
Income tax expense	1,735	1,019	3,286	1,886
Net income	$2,952	$1,603	$5,491	$2,977
Earnings per share
Basic	$0.34	$0.19	$0.63	$0.34
Diluted	$0.33	$0.18	$0.61	$0.34

Return on average assets	0.62%	0.43%	0.59%	0.41%
Return on average equity	7.81%	4.57%	7.35%	4.30%
Interest rate spread	2.35%	2.31%	2.37%	2.33%
Net interest margin	2.49%	2.47%	2.51%	2.50%
Efficiency ratio	56.27%	70.06%	58.46%	71.44%